UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

September 15, 2017 (September 11, 2017)

Commission File #: 000-53723

TAURIGA SCIENCES, INC.

(Exact name of registrant as specified in its charter)

Florida

(State or other jurisdiction of incorporation)

30-0791746

(IRS Employer Identification Number)

39 Old Ridgebury Road

Danbury, CT 06180

(Address of principal executive office)

Tel: (917) 796-9926

(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01	Entry into a Material Definitive Agreement

On September 11, 2017, Tauriga Sciences, Inc. (the “Company”) entered into a Securities Purchase Agreement (the “Purchase Agreement”) with Adar Bays, LLC (“Adar Bays”) whereby the Company issued to Adar Bays seven 8% Convertible Redeemable Notes each in the principal amount of $30,000, or in the aggregate principal amount of $210,000.

The first 8% Convertible Redeemable Note (the “First Note”) was funded with gross cash proceeds of $28,000 to the Company by September 12, 2017. The remaining six 8% Convertible Redeemable Note (collectively, the “Back-End Notes”) were each initially paid for by a corresponding offsetting promissory note issued by Adar Bays to the Company (collectively, the “Note Receivables”).

The terms of the Back-End Notes require cash funding prior to any conversion thereunder. Upon the request of the Company, the Back-End Notes may be funded at any time from March 11, 2018 until September 11, 2018. The Company may cancel the Back-End Notes and the Note Receivables prior to funding by giving written notice to Adar Bays by February 11, 2018 that the Company does not wish to close on the funding of the Back-End Notes. Each of the First Note, the Back-End Notes and the Notes Receivable has a maturity date of September 11, 2018 upon which any outstanding principal and interest is due and payable.

The amounts of cash actually funded plus accrued interest under both the First Note and the Back-End Notes are convertible into to convert into shares of the Company's common stock at a price for each share of common stock equal to 60% of the lowest daily trading price of the common stock as reported on the National Quotations Bureau OTC Markets exchange which the Company’s shares are traded or any exchange upon which the common stock may be traded in the future, for the twenty (20) prior trading days including the day upon which a notice of conversion is received by the Company or its transfer agent. In the event the Company experiences a DTC “Chill” on its shares, the conversion price shall be decreased to 50% instead of 60% while that “Chill” is in effect.

Upon an event of default, principal and accrued interest will become immediately due and payable under the notes. Additionally, upon an event of default, both notes will accrue interest at a default interest rate of 24% per annum or the highest rate of interest permitted by law. Further, certain events of default may trigger penalty and liquidated damage provisions.

During the first six months First Note is outstanding, the Company may redeem the First Note in cash pursuant to the terms of Section 4(c) of the First Note. The Back-End Notes may not be prepaid. However, in the event the First Note is redeemed prior to its six month anniversary, each of the Back-End Notes and each of the Note Receivables shall be automatically cancelled in their entirety and have no further force or effect.

The foregoing descriptions of the Purchase Agreement, the First Note, the Note Receivables and the Back-End Notes are qualified in their entirety by reference to the provisions of the Purchase Agreement, the First Note, the form of Note Receivables and the form Back-End Notes, included in Exhibits 10.1, 4.1, 4.2 and 4.3, respectively, to this Current Report on Form 8-K, which are incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The disclosure set forth under Item 1.01 of this Report is incorporated by reference into this Item.

Item 3.02	Unregistered Sales of Equity Securities

The disclosure set forth under Item 1.01 of this Report is incorporated by reference into this Item.

The shares of common stock underlying the First Note and the Back-End Note will be issued in reliance upon an exemption from registration provided by Rule 506 of Regulation D and/or Section 4(2) of the Securities Act of 1933, as amended. This Current Report on Form 8-K is not and shall not be deemed to be an offer to sell or the solicitation of an offer to buy common stock.

Item 7.01	Regulation FD Disclosure

On September 14, 2017, the Company issued a press release announcing the terms of the Purchase Agreement. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

4.1*	8% Convertible Redeemable Note issued by Tauriga Sciences, Inc. to Adar Bays, LLC on September 11, 2017 (the First Note).

4.2*	Form of the six 8% Convertible Redeemable Note issued by Tauriga Sciences, Inc. to Adar Bays, LLC on September 11, 2017 (the Back-End Notes).

4.3*	Form of the six Collateralized Secured Promissory Note issued by Adar Bays, LLC to Tauriga Science, Inc. on September 11, 2017.

10.1*	Securities Purchase Agreement between Tauriga Sciences, Inc. to Adar Bays, LLC dated September 11, 2017.

99.1*	Press release dated September 14, 2017.

*Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 15, 2017

TAURIGA SCIENCES, INC.

By	/s/ Seth M. Shaw
Seth M. Shaw
Chief Executive Officer